EXHIBIT 32.1

WRITTEN STATEMENT OF CHIEF EXECUTIVE OFFICER AND
CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 906 OF THE
SARBANES — OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Hines Real Estate Investment Trust, Inc. (“the Company”), each hereby certifies that to his/her knowledge, on the date hereof:

(a)
the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section l3(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 31, 2009	/s/ Charles N. Hazen
Charles N. Hazen
President and Chief Executive Officer

Date: March 31, 2009	/s/ Sherri W. Schugart
Sherri W. Schugart
Chief Financial Officer